SCHEDULE 14C INFORMATION

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Calvert Variable Series, Inc.

Social Balanced Portfolio

(Name of Registrant as Specified in Its Charter)

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CALVERT VARIABLE SERIES, INC.

SOCIAL BALANCED PORTFOLIO

4550 Montgomery Avenue, Suite 1125N

Bethesda, Maryland 20814

INFORMATION STATEMENT

REGARDING A CHANGE TO THE FUND'S PORTFOLIO MANAGER

This Information Statement is being supplied to all shareholders of the Social Balanced Portfolio (the “Portfolio”), a series of Calvert Variable Series, Inc. (the “Fund”) to inform you of the following change to the management of the Portfolio. On September 11, 2013, following approval by the Board of Directors of the Fund, Calvert Investment Management, Inc. (“CIM”) assumed responsibility for the day-to-day management of the equity assets of the Portfolio formerly managed by New Amsterdam Partners LLC (“NAP”).

We are not asking you for a proxy and you are requested not to send us a proxy. This Information Statement is to be mailed to shareholders of record on or about November 30, 2013.

Shareholders of the Portfolio of record at the close of business on September 30, 2013 (“record date”) are entitled to receive this Information Statement. As of this date, as shown on the books of the Portfolio, there were issued and outstanding 151,736,002.23 shares of the Portfolio. As of this same date, there was no Board ownership of Portfolio shares, and the respective officers of the Portfolio beneficially owned less than 1% of the outstanding shares of the Portfolio. As of September 30, 2013, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of the Portfolio as shown:

Name and Address	% Owned

Mutual of America TVIF Fund, New York, NY	31.80%

ING Life Insurance and Annuity Co., Windsor, CT	18.29%

Metropolitan Life Insurance Co., Somerset, NJ	17.53%

Mutual of America Pension Fund, New York, NY	5.73%

Background. CIM serves as investment advisor to the Fund and to the several other registered investment companies in the Calvert Family of Funds. Calvert Investment Distributors, Inc. (“CID”) serves as the principal underwriter to the Fund. Calvert Investment Administrative Services, Inc. (“CIAS”) has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. CIM, CID and CIAS are located at 4550 Montgomery Avenue, Suite 1100N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of Ameritas Mutual Holding Company.

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CIM entered into an investment advisory agreement with the Fund on March 1, 1999 (the “Advisory Agreement”). The Board of Directors, including the Directors who are not “interested persons” (“Independent Directors”) (as defined under the Investment Company Act of 1940)(“1940 Act”), last approved the continuance of the Advisory Agreement on December 12, 2012. The Advisory Agreement was last submitted to shareholders for approval on February 24, 1999.

CIM manages the fixed income portion of the Portfolio, and has historically retained one or more sub-advisors to handle the day-to-day management of the Portfolio’s equity assets. NAP has served as the sub-advisor to the Portfolio’s equity assets since June 30, 2004. NAP is a Delaware limited liability company with a principal place of business at 475 Park Avenue South, New York, NY 10016. Under the sub-advisory agreement, NAP received a fee of 0.25% of the first $250 million of the Portfolio’s average daily net assets it manages, and 0.20% of any such assets over $250 million. For the Portfolio’s most recent fiscal year ended December 31, 2012, $474,946 in fees were paid to NAP.

Board Action. On September 11, 2013, the Board of Directors of the Fund, including the Independent Directors, voted to terminate the contract of sub-advisor, and approved CIM assuming NAP’s portfolio management responsibilities. Following Board approval, CIM assumed responsibility for the day-to-day management of the equity portion of the Portfolio formerly managed by NAP at the close of business on September 11, 2013.

This change was precipitated by underperformance of the portion of the Portfolio managed by NAP against its passive and active benchmarks, and a deterioration of the Portfolio’s risk/reward profile due to NAP’s investment style. After careful consideration, CIM determined that it was best suited to achieve the Portfolio’s investment objective, and this change was made in an effort to institute stability to the Portfolio’s management.

Board Considerations. At the meeting held on September 11, 2013, the Board received information from CIM about the proposed management change and the rationale and benefits thereof. At this meeting, the Board of Directors was provided with information concerning the Advisory Agreement and was informed of the standards it should apply in determining whether to approve the management change. The Board of Directors was provided information with respect to the factors noted below.

The Directors engaged in a detailed discussion of the materials with representatives from CIM’s management team. The Independent Directors then met separately with independent legal counsel for a full review of the materials. The full Board of Directors then reconvened and approved the management change with the Independent Directors voting separately.

The following is a discussion of the factors considered by the Board of Directors:

  Nature, Extent and Quality of Services Provided by CIM.  In considering the nature, extent and quality of services to be provided by CIM in the day-to-day management of the Portfolio, the Directors discussed the high quality of services CIM proposed to provide to the Portfolio, including CIM’s management style, the integrity, capability and professional experience of CIM’s personnel and its overall resources. The Directors recognized CIM’s track record in the investment management arena, and their depth of experience in managing equity fund assets and in managing comparable strategies. The Directors also discussed CIM’s compliance track record. The Directors noted that CIM had the compliance, trading and investment resources necessary for the implementation of the Portfolios investment objectives and strategies. The Board reviewed information relating to CIM’s operations and personnel, including among other information, biographical information on CIM’s investment supervising and professional staff and descriptions of its organization and management structure. Based upon their review of the information provided by CIM, the Directors were satisfied with the nature, extent and quality of the services to be provided by CIM to the Portfolio.

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•        Performance.  In considering the portfolio management team’s investment experience and investment strategies, the Board noted the portfolio manager’s performance record with respect to another Calvert Fund that employs an investment process that is similar to the one that CIM’s portfolio management team would use in managing the Portfolio. Based on the foregoing information, the Directors determined that CIM’s investment capabilities and investment strategies were appropriate for pursuing the investment objective of the Portfolio.

  Costs and Profitability.  The Directors received and considered the investment advisory fees for the Portfolio. The Board noted that the advisory fee would be reduced as a result of the portfolio management change. Based upon its review, the Board of Directors determined that the advisory fee was reasonable and appropriate in light of: (1) the services provided, (2) the management fees and overall expense ratios of comparable funds, as set out in materials provided by CIM, and (3) the anticipated profitability of the Portfolio to CIM.

  Economies of Scale.  The Board of Directors discussed CIM’s advisory fee and determined that the fee reflects the current market environment and the competitive nature of the mutual fund industry. The Board of Directors took into account that the Portfolio’s advisory fee contained breakpoints that would reduce the advisory fee rate on assets above certain specified asset levels as the Portfolio’s assets increased.

Investment Advisor. Calvert Investment Management, Inc. (CIM), 4550 Montgomery Avenue, Suite 1000N, Bethesda, MD 20814, provides the Fund with investment supervision and management and office space, furnishes executive and other personnel to the Fund, and pays the salaries and fees of all Directors/Directors who are affiliated persons of and employed by CIM. CIM has served as an investment advisor to mutual funds since the inception of the first Calvert Fund in 1976. As of September 30, 2013, Calvert was the investment advisor for 46 mutual fund portfolios and had approximately $12 billion in assets under management. CIM’s portfolio managers have been engaged in their professions for, on average, more than 20 years. They offer expertise honed through widely varied market and economic conditions, as well as an approach to investment that is informed by CIM's industry-leading analysis of corporate performance in key areas such as the environment and corporate governance.

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Information is provided below identifying the individual who is employed by the Advisor, and who is primarily responsible for the day-to-day management of equity portion of the Portfolio (the “Portfolio Manager”).

Natalie A. Trunow is the Senior Vice President and Chief Investment Officer, Equities at CIM, and manages the day-to-day investment of the Social Balanced Portfolio.

Name of Portfolio Manager	Title	Business Experience During Last 5 Years	Role on Management Team
Natalie Trunow	Senior Vice President, Chief Investment Officer - Equities

2008 - Current: Senior Vice President, Chief Investment Officer – Equities

2005 - 2008: Portfolio Manager, Global Public Markets Group, General Motors Asset Management

2001 - 2005: Portfolio Manager, Global Equities Group, General Motors Asset Management

Ms. Trunow has 20 years of experience in the securities industry.

Portfolio Manager

CIM’s directors and principal executive officers are as follows:

Name and Business Address	Principal Occupation
Barbara J. Krumsiek	Director and Chair, President and Chief Executive Officer
Robert-John H. Sands	Director
Ronald M. Wolfsheimer	Executive Vice President, Chief Financial and Administrative Officer
William M. Tartikoff	Senior Vice President, Secretary and General Counsel
Natalie Trunow	Director, Senior Vice President and Chief Investment Officer - Equities
Catherine Roy	Director, Senior Vice President and Chief Investment Officer, Fixed Income
Alison Smith	Senior Vice President- Strategic Projects, Risk Management and Chief Information Officer
Bennett Freeman	Senior Vice President, Sustainable Research and Policy
James McGlynn	Senior Vice President
John Nichols	Vice President
Robert Enderson	Vice President
Patrick Faul	Vice President
Matthew Duch	Vice President
Hui Ping Ho	Assistant Treasurer
Susan Walker Bender	Assistant Vice President, Assistant Secretary and Associate General Counsel
Ivy Wafford Duke	Assistant Vice President, Assistant Secretary, Deputy General Counsel and Chief Compliance Officer (Advisor and Distributor)
Lancelot King	Assistant Vice President, Assistant Secretary and Associate General Counsel
Andrew Niebler	Assistant Vice President, Associate General Counsel and Assistant Secretary
Augusto Macedo	Assistant Vice President, Assistant General Counsel and Assistant Secretary
Stu Dalheim	Vice President

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Investment Advisory Agreement. The general terms of the Advisory Agreement between CIM and the Fund include:

  The services to be provided to the Fund.  Investment advisory services (manage Portfolio assets and place orders for securities trades), financial, accounting, and administrative services; reports to Fund; reports and other communications to shareholders; provisions regarding Fund personnel; and personnel, office space, and facilities.

  General obligations of CIM. Manage the Portfolio in accordance with portfolio guidelines and restrictions, under the direction of the Board.

  Expenses of the Portfolio.  CIM will pay all salaries, expenses, and fees of the officers and directors of the Fund who are affiliated with the Advisor.

  Liability issues.  CIM is not liable for its actions except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties on behalf of the Fund or from reckless disregard of its duties.

  Continuation of the Agreement.  The Advisory Agreement provides for automatic termination unless its continuance is approved at least annually by: (i) a majority of the Board, including those who are not parties to the Agreement or interested persons, within the meaning of the Investment Company Act of 1940 (the “1940 Act”), of any such party (“Independent Directors”), or (ii) the holders of a majority of the outstanding shares of the Fund. The Advisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, CIM, or the holders of a majority of the outstanding shares of the Fund, upon 60 days’ prior written notice.

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Currently, the Advisory Agreement will continue until January 1, 2014 unless terminated earlier, and provided that at least annually thereafter its continuance is approved.

•        Compensation.   The Fund will continue to pay the current advisory fee until December 1, 2013, at which time the advisory fee paid to CIM will be reduced from 0.425% on the first $500 million, 0.375% on the next $500 million and 0.325% on assets over $1 billion to 0.41% on the first $500 million, 0.36 on the next $500 million and 0.325% on assets over $1 billion.1  Beginning on June 30, 2008, CIM voluntarily waived 0.05% of its investment advisory fee based on the average daily net assets under management by NAP in excess of $250 million. This voluntary waiver was contingent upon NAP serving as sub-advisor at the rates set forth above, and will no longer continue.

For the fiscal year ended December 31, 2012, CIM received an aggregate of $1,343,790 in advisory fees for the Portfolio.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.

Delivery of Documents to Shareholders Sharing an Address. Only one Information Statement is being delivered to multiple shareholders sharing an address unless the Fund has received contrary instructions. Upon written or oral request, a separate copy of this Information Statement will be delivered to shareholders at a shared address. If you wish to receive a separate Information Statement, or wish to request a single copy of an Information Statement in the future (if you are receiving multiple copies), contact the Fund as indicated under “Annual Reports” above.

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1  As of September 30, 2013, the Portfolio had approximately $325 million in assets.